Exhibit 10.21

AOL LLC

AIP

Annual Incentive Plan

2008

AOL LLC

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Objective

The success of AOL is to a great extent dependent on the caliber of its employees. The Annual Incentive Plan (“AIP”) is a critical tool in the retention of key talent. It is designed to reward outstanding performance and desired behaviors that contribute to the achievement of corporate objectives.

At the discretion of senior management, AIP provides participating employees the opportunity to receive cash incentives based on the financial and operational performance of AOL as well as their own individual performance.

The guidelines provided in this document are applicable to all AIP eligible employees regardless of location. As necessary due to local country laws or regulations certain processes or calculations may be modified. For guidance on the application of the AIP program within your particular country contact local HR representatives.

Eligibility

AOL employees levels B through J are eligible to participate in the plan, subject to the terms of the plan and the following conditions.

•	US based Employees must be scheduled to work a minimum of 25 hours or more per week to be eligible to participate.

•	Employees eligible to participate in any other AOL incentive plan (i.e.sales, call center, etc.) are not eligible to participate.

•

New employees who are hired during the 4th quarter of the plan year (October 1st – December 31st or “Q4”) become eligible to participate in AIP beginning January 1st of the following plan year. These employees will not be eligible to participate in AIP or receive prorated AIP payout for the plan year in which they were hired or transferred.

•

Individuals, including but not limited to, interns, MBA interns, contractors, temporary workers are not considered employees of the Company and are not eligible to participate in AOL’s AIP plan. This list is not intended to be all inclusive and may be updated without prior notice.

AOL LLC

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Target Incentive

¡	AIP target incentive, for employees in levels B – J* is reflected and communicated as a percentage of an employee’s annual base pay.

¡	Actual annual incentive payouts, if granted, will be calculated based on the participating employee’s actual base pay for the plan year in accordance with the administrative guidelines of AIP.

The following table displays target incentive by job classification as a percentage of annual base pay.

Annual Incentive Plan Targets
Level	Typical Compensation Title	Percent of Base Pay	Percent of Base Pay – AOL Europe Employees Only
B	Executive Vice President	100%	100%
C	Executive Vice President	75%	75%
D	Senior Vice President	50%	50%
E	Vice President	35%	35%
F	Director	25%	25%
G	Principal and Senior Manager	15%	20%
H	Senior Individual Contributors and First Line Managers	10%	10%
I	Entry Level Professional	7.5%	5%
J	Individual Contributors	5%**	5%

* Definition of Base Pay may vary based on local country standards. Any country specific requirements regarding the components used to determine base pay eligible for AIP will be subject to leadership review.

** US based level J employees will be eligible for a bonus determined as 5% of their actual base pay plus their overtime and shift differential compensation during the plan year.

AOL LLC

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Performance Measures & Weighting

Any AIP target incentive payouts are calculated based on the following factors:

¡	AOL LLC financial and operational performance;

¡	Individual performance as measured by the employee’s overall rating in his or her annual performance review; and

¡	Achievement of diversity goals (for US based Level D employees and above only).

The following table displays the weighting of each factor, as applicable, by job level.

AIP Weighting

Level	Typical Compensation Title	Company Goal	Individual Performance (Diversity Goal - SVP+ Only)
B	Executive Vice President	70%	30%
C	Executive Vice President	70%	30%
D	Sr. Vice President	70%	30%
E	Vice President	60%	40%
F	Director	60%	40%
G	Principal and Senior Manager	50%	50%
H	Senior Level Individual Contributors and First Line Managers	50%	50%
I	Entry Level Professional	50%	50%
J	Individual Contributor	50%	50%

AOL LLC

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Funding

AOL LLC total AIP funding is based on AOL’s OIBDA and Free Cash Flow achievement level. OIBDA and Free Cash Flow goals are determined at the beginning of each plan year by senior management.

The following table shows AIP funding levels at various levels of AOL’s achievement. Metrics are weighted 70% OIBDA and 30% Free Cash Flow. Actual funding will be interpolated from the levels below, at the discretion of AOL’s senior management.

Annual Incentive Plan Funding Scale

OIBDA Achievement	% of Targeted Funding	Free Cash Flow Achievement	% of Targeted Funding
= >$1,70M	Threshold	= >$1,050M	Threshold
$1,70M	62.5%	$1,050M	62.5%
$1,80M	100%	$1,150M	100%
$1,90M	125%	$1,250M	125%
$2,00M	150%	$1,350M	150%

Both the OIBDA and Free Cash Flow metrics must meet the minimum threshold associated with a targeted funding level in order to have any payment at that targeted funding level. There is no guarantee of payout if the threshold is not met. The threshold funding level for AIP is set at $1,70M for OIBDA metric and $1,05M for Free Cash Flow metric. Funding for performance above $2,00M in OIBDA and $1,350M in Free Cash Flows is determined by the Chairman and Chief Executive Officer of AOL.

Final AIP funding is at the discretion of the Chairman and Chief Executive Officer of AOL and must also be approved by Time Warner.

AOL LLC

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Administrative Guidelines

1.   AIP is an annual plan based on Company and individual performance from January 1st through December 31st of each plan year.

2.   Any payouts will be distributed no later than March 15 following the end of the plan year.

3.   Participants must be actively employed by AOL or another Time Warner division at the time of payout in order to be eligible to receive a payout, unless otherwise required by law.

4.   Employees promoted or transferred into an AIP eligible position are eligible to participate in the AIP Plan effective as of the 1st day they were employed in an AIP eligible position. The AIP payment will be prorated monthly based on the tenure in the eligible position during the plan year.

5.   Employees transferring from an AIP eligible position to TW Divisions or AOL businesses not participating in AIP, will be eligible to receive a AIP payout, prorated on a monthly basis for the portion of the plan year in which they were employed in an AIP eligible position, provided that AOL pays a bonus to other eligible AIP participants for that plan year.

6.   AIP payouts for participants that are promoted or transferred from one AIP level to another during the plan will be eligible to receive an AIP payout, prorated on a monthly basis based on the length of time in each position during the year. Participants that are promoted or transferred during Q4 of the plan year will not be eligible to receive an AIP payout based on the higher AIP percentage until January 1st of the next plan year.

7.   Employees transferring to or from another AOL company, or Time Warner division, are eligible for AIP payout prorated on a monthly basis based on the amount of time they were an AOL employee in an eligible position subject to the guidelines set forth in this plan. Payouts will be funded based on plan funding and performance at AOL.

8.   Employees transferring to or from a sales or other incentive/bonus eligible position are eligible for a prorated AIP payout for the time they were in an AIP eligible job, in accordance with the guidelines set forth in this plan, unless they enter the AIP eligible job in Q4.

9.   Participants on an approved leave of absence are eligible for a prorated AIP payout for the time period during the plan year that they were scheduled to work 25 or more hours/week.

10.   AIP allocation may not exceed 200% of target.

11.   In the event of employee death during the plan year the employee’s beneficiaries will receive a prorated AIP payout based on the number of full months the participant spent in an AIP eligible position during the current plan year.

12.   There is no guaranteed AIP payout.

AOL LLC

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Participation in the Annual Incentive Plan does not constitute a contract of employment or a contractual agreement for payout. All elements of the AIP plan are at the discretion of AOL and, as applicable, subject to approval by Time Warner. This document is for informational purposes only. The AIP should not be considered to be a part of the employee’s annual compensation. AOL reserves the right to modify, revoke, suspend, terminate, or disregard all plan practices, policies or procedures, in whole or in part, published or unpublished, at any time, with or without notice.

Management reserves the right to exercise discretion in calculating the AIP payout, and setting or adjusting any values or factors used in the calculation of the AIP payout.

In the event of any inconsistency or conflict between the provisions of any communications and the terms of the plan document, the terms outlined in the plan document shall prevail.

Participants shall not have the right to assign, pledge, or otherwise transfer any payments to which they may be entitled under the plan.

AOL reserves the right to deduct any moneys owed to AOL by a participant from the payout prior to distribution, unless regional laws require otherwise.

AOL LLC

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